SEPARATION AGREEMENT
AND
GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement” or “General Release”) is made and entered into by and between Brad Crandell, for himself and on behalf of his agents, assigns, heirs, executors, administrators, attorneys and representatives (“Mr. Crandell”) , and Vista Outdoor Operations LLC, a Delaware limited liability company, with its principal place of business at 1 Vista Way, Anoka, MN 55303, and any related corporations or affiliates, subsidiaries, predecessors, successors and assigns (including, but not limited to Vista Outdoor Inc.), and their present or former officers, directors, shareholders, board members, agents, employees, and attorneys, whether in their individual or official capacities (hereinafter collectively referred to as “Vista”).

Vista and Mr. Crandell have agreed that his employment shall terminate as provided in this Agreement. In consideration of his signing and complying with this General Release, Vista agrees to provide Mr. Crandell with certain payments and other valuable consideration described below, to which he is not otherwise entitled. Further, Vista and Mr. Crandell desire to resolve and settle all potential disputes and/or claims related to his employment or termination of employment.

WHEREAS, Vista has expended significant time and resources on promotion, advertising, and the development of goodwill and a sound business reputation through which they have developed a list of customers and prospective customers and identified those customers’ and prospective customers’ needs for Vista’s services and products. This information and goodwill are valuable, special and unique assets of Vista’s business, which Mr. Crandell acknowledges constitute confidential, proprietary and trade secret information belonging to Vista Outdoor.

WHEREAS, Vista expended significant time and resources on technology, research, and development through which they have developed products, processes, technologies and services that are valuable, special and unique assets of Vista’s businesses, which Mr. Crandell acknowledges constitute confidential, proprietary and trade secret information belonging to Vista.
WHEREAS, the disclosure to or use by third parties of any of Vista’s confidential, proprietary and/or trade secret information, or Mr. Crandell’s unauthorized use of such information, would seriously harm Vista’s business and cause monetary loss that would be difficult, if not impossible, to measure.
THEREFORE, Vista and Mr. Crandell (the “Parties”) mutually agree to the following terms and conditions:
1.Termination of Employment. Mr. Crandell’s employment with Vista is terminated effective November 3, 2023 (“Date of Termination”). Vista will pay Mr. Crandell for all salary earned through the Date of Termination within thirty days of Date of Termination. Vista will also pay for any accrued, but unused, paid time off (“PTO”) in accordance with Vista’s PTO policy. Mr. Crandell’s continuing right, if any, under all other Vista employee benefits plans, as well as Vista’s annual incentive plan, will be governed by those plans.

2.Severance Benefits. In exchange for (i) Mr. Crandell’s execution and non-revocation of this Agreement and the release and waiver of claims against the Company set forth herein, (ii) Mr. Crandell’s execution and non-revocation of a supplemental release and waiver of claims within 45 days of his Separation Date which is substantially similar to the release contained in Section 7 below, and (iii) Mr. Crandell’s ongoing material compliance with his obligations under this Agreement, the Company agrees to pay or provide to the Employee the following Severance Benefits, provided that Mr. Crandell has not revoked this General Release or the Supplemental Release within the rescission period outlined in Paragraph 10 below. The lump sum payment will be paid on January 5, 2024 and will be subject to all applicable withholdings and will be taxable as payroll wages at the supplemental withholding rate. No 401(k) deductions will be taken from the lump sum payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any Vista qualified or non-qualified employee benefits plans. This severance payment may be subject to additional deductions as described below in Paragraph 6. The lump sum is comprised of Severance Pay, Notice Pay, and an Additional Lump sum, as described in more detail below.

(a)Severance Pay. Pursuant to Vista’s Executive Severance Plan, Vista will pay Mr. Crandell a single lump-sum severance payment in the amount of $365,000.00, which is equal to 12 months of base pay.

(b)Notice. Pursuant to Vista’s Executive Severance Plan, Vista will also provide Mr. Crandell with a lump sum of $14,038.00, comprising two weeks pay for notice.

(c)Additional Lump Sum. Mr. Crandell is eligible to receive a single lump-sum payment in the amount of $20,000.00 to offset the cost of continuing health care coverage and the cost of outplacement services.

(d)Employee Purchase Program. For a period of one-year (through December 2024), Mr. Crandell will continue to be eligible to participate in Vista’s Employee Purchase Program, in accordance with the terms and conditions thereof, at the same cost applicable to active employees. Notwithstanding the foregoing, nothing in this Agreement restricts Vista’s ability to amend or terminate the program for any reason.

(e)Equity. Mr. Crandell’s equity awards are subject to the terms of the applicable plan, award agreement and the other materials Mr. Crandell received in connection with acceptance of the awards (collectively, the “Equity Documents”). If a discrepancy exists between this Agreement and the Equity Documents, the terms of the Equity Documents will prevail. Nothing in this Agreement creates any additional rights with respect to these awards.

•Mr. Crandell’s Restricted Stock Units, granted March 8, 2021:  621 shares will settle on 60 days after termination, provided Mr. Crandell executes and does not revoke this Agreement or the Supplemental Release.

•Mr. Crandell’s Restricted Stock Units, granted March 8, 2022: 1,260 shares will settle 60 days after termination, provided Mr. Crandell executes and does not revoke this Agreement or the Supplemental Release.

•Mr. Crandell’s Restricted Stock Units, granted February 21, 2023: 7,412 shares will settle 60 days after termination, provided Mr. Crandell executes and does not revoke this Agreement or the Supplemental Release.

•Mr. Crandell’s Restricted Stock Units, granted March 31, 2023: 2,897 shares will settle 60 settle after termination, provided Mr. Crandell executes and does not revoke this Agreement or the Supplemental Release.

•Mr. Crandell’s Performance Stock Units, granted April 1, 2021:  a pro-rated number of shares, if any, will vest based on the number of days Mr. Crandell was employed with Vista during the performance period (April 1, 2021 through March 31, 2024) and Vista’s achievement relative to the performance goals associated with the award, subject to the terms and conditions of Equity Documents applicable to the award and Mr. Crandell signing and not revoking this Agreement.  Any such vested shares will be delivered to Mr. Crandell as soon as administratively practicable following completion of the audit of Vista’s annual financial statements for the year ended March 31, 2024, but no later than March 15, 2025.

•Mr. Crandell’s Performance Stock Units, granted March 8, 2022:  a pro-rated number of shares, if any, will vest based on the number of days Mr. Crandell was employed with Vista during the performance period (April 1, 2022 through March 31, 2025) and Vista’s achievement relative to the performance goals associated with the award, subject to the terms and conditions of Equity Documents applicable to the award and Mr. Crandell signing and not revoking this Agreement.  Any such vested shares will be delivered to Mr. Crandell as soon as administratively practicable following completion of the audit of Vista’s annual financial statements for the year ended March 31, 2025, but no later than March 15, 2026.

•Mr. Crandell’s Performance Stock Units, granted May 1, 2023:  a pro-rated number of shares, if any, will vest based on the number of days Mr. Crandell was employed with Vista during the performance period (April 1, 2023 through March 31, 2026) and Vista’s achievement relative to the performance goals associated with the award, subject to the terms and conditions of Equity Documents applicable to the award and Mr. Crandell signing and not revoking this Agreement.  Any such vested shares will be delivered to Mr. Crandell as soon as administratively practicable following completion of the audit of Vista’s annual financial statements for the year ended March 31, 2026, but no later than March 15, 2027.

3.Independent Consideration. Mr. Crandell understands and agrees that he is only eligible for Severance Benefits because he has signed and not revoked this General Release. Mr. Crandell acknowledges that he is not otherwise entitled to receive such additional and valuable consideration. Except as otherwise provided in Paragraph 9, by Mr. Crandell’s signature on this General Release, he waives all rights to any other benefits or cash payments. Further, Mr. Crandell agrees that these Severance Benefits are adquate consideration for the promises herein.

4.Delivery of Severance Pay and Additional Lump Sum; Internal Revenue Code 409A. Vista will pay Mr. Crandell the cash amounts under paragraph 2(a), (b) and (c), the severance payment, notice pay, and additional lump sum, respectively, on January 5, 2024. That delivery date may be delayed further if necessary to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended.

Vista makes no representations that payments or benefits provided under the Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payments or benefits. If this Agreement fails to meet the requirements of Section 409A, neither Vista nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on Employee by Section 409A, and Mr. Crandell agrees that he shall have no recourse against Vista or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.

5.Post-Employment Restrictions.

(a)Confidentiality and Non-Disparagement. Mr. Crandell acknowledges that in the course of his employment with Vista, he has had access to Vista’s confidential, proprietary and trade secret information. Mr. Crandell agrees to maintain the confidentiality of Vista’s confidential, proprietary and trade secret information, and will not disclose or otherwise make such information available to any person, company, or other party, or use such information for Mr. Crandell’s own benefit. Further, Mr. Crandell agrees not to make any disparaging or defamatory comments about any Vista employee, director, or officer, the Company, or any aspect of his employment with Vista or termination from employment with Vista.

This Agreement shall not limit any obligations that Mr. Crandell has under any Vista (or any of its predecessor’s) nondisclosures/confidentiality agreements or under any applicable state or federal law. Nothing in this Agreement prohibits him from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Mr. Crandell understands that he is not required to notify Vista that he has made such reports or disclosures.

(b)Competition Restrictions. From November 3, 2023 through November 4, 2024 (“Restricted Period”), Mr. Crandell agrees that he will not, directly or indirectly, personally engage in, own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, or be employed by any person or entity that develops, manufactures, distributes, markets or sells services or products competitive with those that Vista manufactures, markets or sells to any customer anywhere in the world. If during the Restricted Period Mr. Crandell wishes to obtain other employment that would arguably violate this Paragraph 5(b), then prior to accepting such employment Mr. Crandell agrees to meet and confer in good faith with Vista regarding the scope of his responsibilities in the new employment and any proposals regarding his performance in the new employment that could limit the applicability of this Paragraph 5(b) to such employment.

(c)Nonsolicitation. During the Restricted Period, Mr. Crandell will not, directly or indirectly, solicit any of Vista’s employees for the purpose of hiring them or inducing them to leave their employment with Vista, nor will Mr. Crandell own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity that engages in the conduct proscribed by this paragraph during the Restricted Period.

(d)Breach of Post-Employment Restrictions. If Mr. Crandell breaches any of his obligations under this Paragraph 5, then he will not be entitled to, and shall return, 25 percent of the Severance Pay in Paragraph 2(a). Vista will be entitled to attorneys’ fees and costs incurred in seeking injunctive relief and damages including collecting the repayment of applicable consideration. Such action on the part of Vista will not in any way affect the enforceability of the General Release of Claims provided in Paragraph 7, which is adequately supported by the remaining Severance Benefits in Paragraph 2.

6.     Return of Vista Property. Before his last day of employment, Mr. Crandell agrees to return all Vista property in his possession or control including, but not limited to, confidential or proprietary information, credit card, computer, documents, records, correspondence, identification badge, files, keys, software, and equipment. Further, Mr. Crandell agrees to repay to Vista any amounts that he owes for personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, vacation/PTO time. These amounts, if any, may be withheld from Mr. Crandell’s Severance Benefits.

7.    General Release of Claims. Except as stated in Paragraph 9, Mr. Crandell hereby releases and forever discharges Vista from all claims and causes of action, whether or not Mr. Crandell currently has knowledge of such claims and causes of action, arising, or which may have arisen, prior to Mr. Crandell’s execution of this Agreement and out of or in connection with his employment with Vista or termination from employment with Vista. This General Release includes, but is not limited to, claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act, and the Rehabilitation Act. This General Release specifically includes any rights or claims arising under the Texas Commission on Human Rights and any other civil or human rights law(s) or fair employment practices laws, as amended, if any, of any state in which Mr. Crandell resided or worked during his employment with Vista and any regulations issued pursuant to each such law.

This General Release includes any rights or claims arising under any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

Mr. Crandell agrees that this General Release extends to all claims, demands or causes of action which he may have against Vista which arose prior to Mr. Crandell’s execution of this Agreement based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

This Agreement extends to all claims Mr. Crandell may now have, even claims unknown at this time. Mr. Crandell understands that after signing this Agreement, he may discover claims or facts different from or in addition to those which he now knows or believes to exist, and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement or his decision to sign it. Nevertheless, the waiver and release in this Agreement shall remain effective in all respects regardless of any such different or additional facts.

Mr. Crandell agrees that this General Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements. Except as stated in Paragraph 9, Mr. Crandell is completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

8.    Breach of General Release of Claims. If Mr. Crandell breaches any provision of the General Release of Claims provided in Paragraph 7, then he will not be entitled to, and shall return, 75 percent of the Severance Pay provided in Paragraph 2. Vista will be entitled to attorney’s fees and costs incurred in its defense including collecting the repayment of applicable consideration. Such action on the part of Vista will not in any way affect the enforceability of the Post-Employment Restrictions provided in Paragraph 5, which are adequately supported by the remaining Severance Benefits provided in Paragraph 2.

9.    Exclusions from General Release. Mr. Crandell is not waiving his rights to any vested retirement benefits. Mr. Crandell also is not waiving his right to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release under the ADEA as amended; or his right to assert claims, demands or causes of action, including but not limited to claims under the ADEA, that arise after Mr. Crandell executes this General Release. Mr. Crandell agrees that Vista reserve any and all defenses, which they have or might have against any claims, demands or causes of action brought by Mr. Crandell. This includes, but is not limited to, Vista’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to Mr. Crandell, reduced by the amount of money paid to him under this General Release. Nothing in this General Release interferes with Mr. Crandell’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding. Nevertheless, Mr. Crandell understands that he has waived his right to recover any individual relief or money damages, which may be awarded on such a charge.

10.    Right to Revoke. This General Release does not become effective for a period of 15 days after Mr. Crandell signs it and Mr. Crandell has the right to cancel it during that time. Any decision to revoke this General Release must be made in writing and hand-delivered to Vista or, if sent by mail, postmarked within the 15 day time period and addressed to Christine Roth, Acting Chief Human Resources Officer, 1 Vista Way, Anoka, MN 55303. Mr. Crandell understands that if he decides to revoke this General Release, he will not be entitled to any Severance Benefits.

6.Cooperation. Mr. Crandell will cooperate and provide assistance in all situations where Vista is currently a party or subsequently becomes a party to civil or administrative litigation that arises or involves his prior duties and responsibilities with Vista. Without limiting the foregoing, Mr. Crandell agrees (a) to meet with Vista’s representatives, its legal counsel or other designees, at mutually convenient times and places, with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; and (c) to provide Vista with notice of contact by any adverse party or an attorney or representative of any adverse party. Mr. Crandell further agrees that Mr. Crandell shall not take any affirmative act to initiate contact with, or otherwise offer any form of assistance to, including, but not limited to, the furnishing of documents, statements or any other form of information, to any plaintiff or plaintiff’s representative in any litigation involving Vista. If Mr. Crandell is ordered to appear for deposition or trial by a court order or subpoena, Mr. Crandell shall give prompt notice to Vista.

7.Unemployment Compensation Benefits. If Mr. Crandell applies for unemployment compensation, Vista will not challenge his entitlement to such benefits. Mr. Crandell understands that Vista does not decide whether a person is eligible for unemployment compensation benefits, or the amount of the benefit.

8.No Wrongdoing. By entering into this General Release, neither Vista admits that it has acted wrongfully with respect to Mr. Crandell’s employment or that he has any rights or claims against it.

9.No Adequate Remedy at Law. Mr. Crandell acknowledges and agrees that his breach of the Post-Employment Restrictions provided in Paragraph 5 would cause irreparable harm to Vista and the remedy at law would be inadequate. Accordingly, if Mr. Crandell violates such Paragraph, Vista is entitled to injunctive relief in addition to any other legal or equitable remedies.

10.Choice of Law and Venue. The terms of this General Release will be governed by the laws of the State of Texas (without regard to conflict of laws principles).

11.Severability. If any of the terms of this General Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this General Release will not in any way be affected or impaired. In the event that any court having jurisdiction of the Parties should determine that any of the post-employment restrictions set forth in Paragraph 5 of this General Release are overbroad or otherwise invalid in any respect, Mr. Crandell acknowledges and agrees that the court so holding shall construe those provisions to cover only that scope, duration or extent of those activities which may validly and enforceably be restricted, and shall enforce the restrictions as so construed. The Parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

12.No Assignment. This General Release is personal to Mr. Crandell and cannot be assigned to any other person or entity.

13.Attorneys’ Fees. Mr. Crandell understands that he is responsible to pay his own costs and attorneys’ fees, if any, that are incurred in consulting with an attorney about this General Release.

14.Third Party Beneficiary. No person, other than the parties listed herein has any rights or remedies under this General Release. Any modification, addition, or termination of this General Release must be in writing and signed by an Officer of Vista and Mr. Crandell.

15.Entire Agreement. This General Release constitutes the entire agreement between Vista and Mr. Crandell regarding the subject matter included in this document. Mr. Crandell agrees that there are no promises or understandings outside of this General Release, except with respect to his continuing obligations pursuant to his executed Confidentiality and Invention Assignment Agreement. This General Release supersedes and replaces all prior or contemporaneous discussions, negotiations or General Releases, whether written or oral, except as set forth herein.

16.Eligibility and Opportunity to Review

a.Mr. Crandell certifies that he is signing this General Release voluntarily and with full knowledge of its consequences. Mr. Crandell understands that he has forty-

five (45) days from the date he received this General Release to consider it, and that he does not have to sign it before the end of the forty-five (45) day period. Mr. Crandell is hereby advised to use this time to consult with an attorney prior to executing this General Release. Mr. Crandell agrees that if he signs this General Release prior to the forty-fifth day, he is doing so because he has had sufficient time to review and consider the General Release and to consult with an attorney if he wished to do so.
b.Mr. Crandell understands that the offer to accept this General Release remains open for forty-five (45) days. Changes to this General Release, whether material or immaterial, do not restart the forty-five (45) day period. If Mr. Crandell has not signed this General Release within forty-five (45) days of receiving it, then this offer expires and Vista will be under no obligation to accept this General Release or to provide Mr. Crandell any Severance Benefits.
22.    Understanding and Acknowledgement. Mr. Crandell understands all of the terms of this General Release and has not relied on any oral statements or explanation by Vista. Mr. Crandell has had adequate time to consult with legal counsel and to consider whether to sign this General Release, and Mr. Crandell is signing this General Release knowingly and voluntarily.

Mr. Crandell executes this General Release by his signature below.

Date:	11/1/2023
Brad Crandell

Date:	11/1/2023	Vista Outdoor Operations LLC

Christine Roth
Acting Chief Human Resources Officer
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